Exhibit 99.1

MedQuest, Inc. Announces Record Revenues For The Quarter Ended March 31, 2004

Alpharetta, Georgia, May 5, 2004 - MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers, today announced record revenues for the quarter ended March 31, 2004.

Based upon preliminary results, revenues for the quarter ended March 31, 2004 increased to a record $67.0 million, representing an increase of 20.3%, as compared to revenues of $55.7 million for the quarter ended March 31, 2003.  The increase was the result of growth in the number of scans performed at existing centers and an increase in the number of centers from 78 at March 31, 2003 to 89 at March 31, 2004.

In addition, net income before interest, income taxes, depreciation and amortization (“EBITDA”) increased to $17.3 million for the first quarter of 2004, representing an increase of 28.1%, as compared to EBITDA of $13.5 million for the first quarter of 2003.  Income from operations increased to $9.6 million for the first quarter of 2004 as compared to $6.6 million for the first quarter of 2003.

“We are extremely encouraged by our continued growth, with the first quarter of 2004 marking another record revenue quarter.  We remain committed to controlled strategic growth, with a focus on high quality and service,” said Gene Venesky, Chief Executive Officer of MedQuest, Inc.

Capital expenditures were $10.6 million for the first quarter of 2004 as compared to $9.5 million for the first quarter of 2003.  Cash provided by operating activities was $1.7 million for the first quarter of 2004, as compared to $1.9 million used in operating activities for first quarter of 2003.  The Company’s total debt to last twelve months (“LTM”) EBITDA was 3.85x at March 31, 2004.

MedQuest, Inc. will conduct a conference call to discuss information included in this news release and related matters at 2 p.m. EDT on Thursday, May 6, 2004.  The conference call can be accessed at (800) 299-7089 (domestic) or (617) 801-9714 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #55457443. The conference call will be broadcast live, and will be available for replay through Thursday, May 20, 2004, at www.fulldisclosure.com using the symbol QEST.

ABOUT MEDQUEST, INC. - MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States. These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound, and mammography.  MedQuest, Inc. operates a network of eighty-nine centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs, and the additional factors and risks contained in our Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 declared effective on April 23, 2003.

Condensed Consolidated Statements of Operations (in thousands)

	Three months ended March 31,
	2004	2003
	(unaudited)

Net revenues from services	$67,020	$55,747
Costs and expenses
Operating expenses, excluding depreciation	28,055	24,579
Marketing, general and administrative expenses	21,713	17,697
Depreciation and amortization	7,697	6,881
Income from operations	9,555	6,590
Interest expense, net	6,445	5,810
Equity in earnings of unconsolidated joint venture	(52)	—
Income before provision for income taxes	3,162	780
Provision for income taxes	1,265	312
Net income	$1,897	$468

EBITDA Reconciliation (in thousands)

The following table reconciles the difference between net income, as determined under United States of America generally accepted accounting principles, and EBITDA:

	Three months ended March 31,		LTM March 31,
	2004	2003	2004
	(unaudited)		(unaudited)

Net income	$1,897	$468	$6,589
Interest expense, net	6,445	5,810	25,000
Provision for income taxes	1,265	312	4,561
Depreciation and amortization	7,697	6,881	29,102

EBITDA	$17,304	$13,471	$65,252

Condensed Consolidated Balance Sheets (in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)

Assets
Cash and cash equivalents	$973	$6,731
Patient receivables, net of allowances	68,176	61,490
Other current assets	8,038	6,044
Total current assets	77,187	74,265
Property and equipment, net	84,224	82,107
Other assets	65,860	67,109
Total assets	$227,271	$223,481

Liabilities and stockholders’ deficit
Other current liabilities	$27,138	$26,925
Current portions of long-term debt and capital leases	2,103	2,184
Total current liabilities	29,241	29,109
Long-term debt and capital leases	249,053	247,483
Other	8,864	8,673
Total liabilities	287,158	285,265
Redeemable preferred stock	50,000	50,000
Total stockholders’ deficit	(109,887)	(111,784)
Total liabilities and stockholders’ deficit	$227,271	$223,481

This press release contains financial information that is not prepared in accordance with generally accepted accounting principles (“GAAP”).  Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP.  The Company’s management uses EBITDA in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company’s senior credit facility, as amended, and indenture.  Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of results of operations.  Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor the Company’s compliance with certain covenants under its senior credit facility, as amended, and indenture.

Contact:	Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101